Exhibit 99.2

October 3, 2018

On the one side: The Contributor, as described in Schedule A On the other side: StoneCo Ltd.

CONTRIBUTION AGREEMENT

Table of Contents

1	Definitions and Interpretation	3
1.1	Definitions	3
1.2	Rules of Interpretation	4
2	Subject Matter	4
3	Contribution	4
3.1	Contribution of DLPPar Shares	4
3.2	Issuance of StoneCo Shares	5
3.3	Update Register of Members of StoneCo	5
4	Representations and Warranties	5
4.1	Representations and Warranties of Contributors	5
4.2	Representations and Warranties of StoneCo	7
5	Governing Law and Dispute Resolution	8
5.1	Governing Law	8
5.2	Dispute Resolution	8
6	Miscellaneous	8
6.1	Binding Effect	8
6.2	Release	8
6.3	Assignment and Transfer	8
6.4	Amendments	9
6.5	Entire Agreement	9
6.6	Severability	9
6.7	No Waiver	9
6.8	Further Assurances	9

Contribution Agreement

This Contribution Agreement (“Agreement”) is made on October 3, 2018, by and between (jointly, “Parties” and, each, a “Party”):

(1)	The individual identified in Schedule A (“Contributor”), attached to this Agreement; and

(2)	StoneCo Ltd., previously mentioned DLP Payments Holdings Ltd., an exempted company organised and existing under the laws of the Cayman Islands, whose registered address is at Harneys Fiduciary (Cayman) 4th Floor, Harbour Place, 103 Church Street, George Town, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands, in this document represented pursuant to its corporate documents (“StoneCo”).

Recitals

(A)	WHEREAS, StoneCo intends to consummate an initial public offering of its Class A common shares (the “IPO”);

(B)	WHEREAS, the Contributor holds a certain number of shares as set forth on Schedule A attached hereto, issued by DLPPar Participações S.A., a company organised and existing under the laws of Brazil, whose registered address is at Rua Fidêncio Ramos, 308, 9th floor, cj 91, Vila Olimpia, city of São Paulo, state of São Paulo, enrolled with the Brazilian Taxpayers’ Registry under number 23.858.641/0001-87 (“DLPPar Shares”) (“DLPPar”).

(C)	WHEREAS, the Contributor wishes to contribute, assign and transfer his/her DLPPar Shares to StoneCo and, in consideration, receive shares of StoneCo pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

1	Definitions and Interpretation

1.1	Definitions

1.1.1	In this Agreement:

Agreement	has the meaning set out in the preamble.
Contributor	has the meaning set out in the preamble.
DLPPar	has the meaning set out in the recitals.
StoneCo	has the meaning set out in the preamble.
DLPPar Shares	has the meaning set out in the recitals.
StoneCo Shares	has the meaning set out in Clause 3.2.
Effective Date	means the date of this Agreement.
Lien	means any claim, charge, pledge, mortgage, lien, option, equitable right, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal, other third party right(s), other security interest of any kind, an agreement, arrangement, restrictive covenant, or other restriction or limitation of similar nature or any obligation to create any of the foregoing.
Party	has the meaning set out in the preamble.
Securities Act	means the U.S. Securities Act of 1933, as amended.

1.2	Rules of Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(ii)	“this Agreement” shall be construed as referring to this Agreement, together with the Schedules, in its entirety and not to any particular Clause, Schedules or portion of it;

(iii)	Clauses or Schedules are to Clauses of, or Schedules to, this Agreement;

(iv)	any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms of such agreement, document or instrument and, unless otherwise specified in such agreement, document or instrument, includes all schedules and exhibits attached to such agreement, document or instrument; and

(v)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set out an exhaustive list.

1.2.3	Clause and Schedule headings are for ease of reference only.

2	Subject Matter

The subject matter of this Agreement is to set out the terms and conditions of the contribution of DLPPar Shares by the Contributor to StoneCo.

3	Contribution

3.1	Contribution of DLPPar Shares

At the Effective Date, the Contributor shall contribute, assign and transfer to StoneCo, for their historical cost of acquisition value at the Effective Date, as indicated in Schedule A, and StoneCo shall accept, all of the DLPPar Shares held by the Contributor, free and clear of all Liens.

3.2	Issuance of StoneCo Shares

3.2.1	In consideration for the Contributor’s contribution of DLPPar Shares to StoneCo, StoneCo shall issue to the Contributor the number of non-voting shares (to be converted into Class A Common shares) described in Schedule A (“StoneCo Shares”) (or equivalent), free and clear of all Liens which DLP Payment Shares shall have such rights and restrictions as are set out in the Amended and Restated Memorandum and Articles of Association of StoneCo. The StoneCo Shares will be issued for the par value of USD0.01 each, being the amount of the equity contribution in excess of the par value allocated to the Company’s share premium account, to be effect as of the closing of the IPO.

3.2.2	Notwithstanding the foregoing, to the extent any DLPPar Shares that are contributed for StoneCo Shares pursuant to this Agreement are subject to any lock-up or other similar restrictions (including any repurchase or buy-back rights of DLPPar), any such restrictions that applied to the DLPPar Shares prior to the contribution shall continue to apply in the same manner to the StoneCo Shares.

3.2.3	Notwithstanding the above, the Contributor shall execute and deliver to StoneCo the Joinder Agreement to the StoneCo’s Shareholders Agreement in the form attached hereto as Schedule B so that the Contributor might become a selling shareholder upon the IPO.

3.3	Update Register of Members of StoneCo

Following completion of this Agreement, StoneCo shall update its register of members to reflect the issuance of the DLP Payment Shares to the Contributor and shall provide the Contributor with an extract of its register of members reflecting its ownership of the DLP Payment Shares.

4	Representations and Warranties

4.1	Representations and Warranties of Contributors

The Contributor hereby represents and warrants to StoneCo and DLPPar that the following statements are true and accurate as of the Effective Date:

4.1.1	Clear Title to DLPPar Shares

(i)	The Contributor has free and clear and full title to the DLPPar Shares.

(ii)	The DLPPar Shares are fully paid up and are not subject to forfeiture or any Lien(s).

(iii)	The Contributor is the sole legal and beneficial owner of the DLPPar Shares and no person has any right, contractual or otherwise, to acquire any of the DLPPar Shares.

(iv)	Except for the Shareholders Agreement of DLPPar, DLPPar Shares are not subject to compulsory acquisition, purchase or redemption pursuant to any subscription agreement or similar document nor the designations, powers, preferences, rights, qualifications, limitations, and restrictions (if any) with which the DLPPar Shares were issued.

(v)	Except for the Shareholders Agreement of DLPPar, the Contributor is not party to or bound by any agreement, deed, undertaking or other contractual obligations whatsoever in respect of the DLPPar Shares.

4.1.2	Market Stand-Off

In connection with the IPO, each Contributor agrees to be bound by and subject to the terms and conditions of any market stand-off agreement entered into by officers and directors of StoneCo, and to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Clause 4.1.2 or that are necessary to give further effect thereto. This Clause 4.1.2 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to each Contributor if all officers and directors of StoneCo enter into similar agreements.

4.1.3	Capacity, Legitimacy and Authorisation

The Contributor has full power, capacity and authority to fulfil its obligations hereunder and to consummate the transaction contemplated by this Agreement.

4.1.4	Enforceability

This Agreement has been duly executed and delivered by the Contributor, and (assuming due authorisation, execution and delivery by other Parties hereto) constitutes a legal, valid and binding obligation, enforceable against the Contributor in accordance with its terms.

4.1.5	No Conflicts

(i)	The execution, delivery and performance by the Contributor of this Agreement and related documents to which it is a party do not, and the consummation of the Transaction as contemplated hereby and thereby and compliance by the Contributor with the terms hereof and thereof shall not:

(a)	conflict with or violate any law, governmental order, regulation, rule or judicial, administrative or arbitration decision applicable to the Contributor;

(b)	conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any material instrument, commitment or agreement entered into by the Contributor; nor

(c)	result in the creation of any Lien or limitation in the capacity of the Contributor to dispose of its properties and assets.

(ii)	No third party’s consent is required to be obtained or made by or with respect to the Contributor in connection with the execution, delivery and performance of this Agreement and related documents or the consummation of the transaction as contemplated hereby or thereby.

4.1.6	Power of Attorney

The Contributor hereby grants Thiago dos Santos Piau and Amanda Luz Sant’Anna, current directors of StoneCo, full power and authority to carry out any transaction and/or execute any documents on behalf of the Contributor, in case the management of StoneCo decides that such transaction/documents are necessary in order to enable the disposal of StoneCo’s shares in the IPO, including (a) the incorporation of any kind of entity to hold such shares and participate as the selling shareholder and (b) the transfer of all or portion of such shares to this entity. In this case, once such new entity is incorporated and the shares to be sold are contributed into this new company, the Contributor agrees that the registration rights granted upon the StoneCo’s shareholders agreement will be valid and exercised by the new vehicle, hereby waiving to any and all registration rights contemplated therein.

4.1.7	No Other Representations and Warranties

The Contributor does not make any representations or warranties, either express or implied, other than those included in this Clause 4.1.

4.2	Representations and Warranties of StoneCo

StoneCo hereby represents and warrants to the Contributor that the following statements are true and accurate as of the Effective Date:

4.2.1	Clear Title to StoneCo Shares

At the Effective Date, the StoneCo Shares to be issued to the Contributor shall be (i) validly issued, and (ii) duly authorized, fully paid up and nonassessable, free and clear of any and all Liens except for any restrictions set forth in the Amended and Restated Memorandum and Articles of Association of StoneCo and transfer restrictions under applicable securities laws.

4.2.2	Organisation and Existence

StoneCo is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands

4.2.3	Capacity, Legitimacy and Authorisation

The execution and delivery of this Agreement by StoneCo and the performance of its obligations hereunder are within the corporate capacity and power of StoneCo and have been duly authorised and approved by all necessary corporate action of StoneCo.

4.2.4	Enforceability

This Agreement has been duly executed and delivered by StoneCo, and (assuming due authorisation, execution and delivery by other Parties hereto) constitutes a legal, valid and binding obligation, enforceable against StoneCo in accordance with its terms.

4.2.5	No Conflicts

(i)	The execution, delivery and performance by StoneCo of this Agreement does not violate, conflict with or result in a breach of:

(a)	any of the provisions of the Amended and Restated Memorandum and Articles of Association of StoneCo;

(b)	any law or regulation applicable to StoneCo in the Cayman Islands (or the United States of America) currently in force; or

(c)	any existing order or decree of any governmental or regulatory authority or agency in the Cayman Islands (or the United States of America).

(ii)	No third party’s consent is required to be obtained or made by or with respect to StoneCo in connection with the execution, delivery and performance of this Agreement and related documents or the consummation of the transaction as contemplated hereby or thereby.

4.2.6	No Other Representations and Warranties

StoneCo does not make any representations or warranties, either express or implied, other than those included in this Clause 4.2.

5	Governing Law and Dispute Resolution

5.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

5.2	Dispute Resolution

For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the Parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the Cayman Islands.

6	Miscellaneous

6.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

6.2	Release

The Contributor hereby releases and discharges DLPPar in relation to his/her position as a shareholder of DLPPar, including, but not limited to, rights to dividends.

6.3	Assignment and Transfer

No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

6.4	Amendments

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

6.5	Entire Agreement

This Agreement, together with the Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise), except as explicitly set out in this Agreement.

6.6	Severability

6.6.1	Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability and shall be severed from this Agreement, all without affecting the remaining provisions of this Agreement.

6.6.2	The Parties shall negotiate in good faith the replacement of any prohibited or unenforceable provision for enforceable provisions the economic effect and other relevant implications of which are as close as possible to the economic effect and other relevant implications of the prohibited or unenforceable provision.

6.7	No Waiver

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by each Party. No waiver shall be inferred from, or implied by, any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance, or by anything done or omitted to be done, by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of such Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

6.8	Further Assurances

Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and materials, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transaction contemplated hereby.

In witness whereof, the Parties have entered into this Agreement in 2 (two) identical originals by their duly authorised representatives.

[The remainder of this page was intentionally left blank]

[Signature page 1 of 2 of Contribution Agreement made by and between the Contributor and StoneCo Ltd., dated October 3, 2018]

StoneCo Ltd.

____________________________________	____________________________________
By: Name: Title:	By: Name: Title:

[Signature page 1 of 2 of Contribution Agreement made by and between the Contributor and StoneCo Ltd., dated October 3, 2018]

____________________________________

Name:

SCHEDULE A

Name:
Nationality:
Address of Residence and Domicile
Brazilian Taxpayers’ Registry:

Number of common shares of DLPPar Participações S.A.
Value of the Shares at DLPPar:	R$

Number of non-voting shares of StoneCo to be issued on behalf of the Contributor:

SCHEDULE B

Joinder Shareholders’ Agreement

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “New Holder”) pursuant to the terms of that certain Shareholders’ Agreement (as amended from time to time, the “Shareholders’ Agreement”) by and among StoneCo Ltd. (the “Company”) and certain of its shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Shareholders’ Agreement.

WHEREAS the Company, the New Holder have entered into a Contribution Agreement, dated the date hereof (the “Contribution Agreement”), providing for the contribution, assignment and transfer of his/her shares of DLPPar Participações S.A. to StoneCo and, in consideration, receipt of shares of StoneCo pursuant to the terms of the Contribution Agreement. (the “Shares”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Joinder Agreement and the Contribution Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Acknowledgment. New Holder acknowledges that New Holder is receiving certain shares of the Company (the “Shares”), in which case New Holder will be a “Holder” for all purposes of the Shareholders’ Agreement.

2.       Shareholder’s Agreement. New Holder (a) agrees that the Shares received by New Holder shall be bound by and subject to the terms of the Shareholders’ Agreement, and (b) hereby adopts the Shareholders’ Agreement with the same force and effect as if New Holder were originally a party thereto.

3.       Notice. Any notice required or permitted by the Shareholders’ Agreement shall be given to New Holder at the address listed beside New Holder’s signature below.

4.       Successors and Assigns. The terms and conditions of this Joinder Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the New Holder (including transferees of any Shares to the extent such transfer is made in compliance with the Shareholder’s Agreement). Nothing in this Joinder Agreement, express or implied, is intended to confer upon any party other than the New Holder hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Joinder Agreement, except as expressly provided in this Joinder Agreement.

5.        Governing Law. This Joinder Agreement shall be governed by and construed under the laws of the State of New York.

EXECUTED AND DATED this 3rd day of October of 2018.

By:
Name:
Address:

ACKNOWLEDGED AND AGREED this 3rd day of October of 2018.

StoneCo Ltd.:

By:
Name:	Amanda Luz Sant’Anna
Title:	Director
Address: 4th Floor, Harbour Place, 103 South Church Street,
PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands